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                            AURORA ELECTRONICS, INC.
                           OFFER TO PURCHASE FOR CASH
                   UP TO 6,500,000 SHARES OF ITS COMMON STOCK
                                       AT
                              $2.875 NET PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 1996
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated February 23, 1996 and the related Letter of Transmittal (which together constitute the "Offer") relating to an offer by Aurora Electronics, Inc., a Delaware corporation (the "Company") to purchase for cash up to 6,500,000 of its outstanding shares of Common Stock, $.03 par value (the "Shares"), at $2.875 per Share net to you. We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $2.875 per Share, net to you in cash.

          2. The Offer is being made for up to 6,500,000 of the Company's
     Shares.

          3. THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING A CONDITION THAT AT LEAST 2,000,000 SHARES BE TENDERED AND NOT WITHDRAWN AND A CONDITION THAT THE RECAPITALIZATION (AS DEFINED IN THE OFFER TO PURCHASE) AND THE TRANSACTIONS ASSOCIATED THEREWITH ARE CONSUMMATED.

          4. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

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                          INSTRUCTIONS WITH RESPECT TO

                           AURORA ELECTRONICS, INC.'S

                           OFFER TO PURCHASE FOR CASH

                   UP TO 6,500,000 SHARES OF ITS COMMON STOCK

                                       AT

                                $2.875 PER SHARE

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 23, 1996, and the related Letter of Transmittal, in connection with the offer by Aurora Electronics, Inc., a Delaware corporation, to purchase up to 6,500,000 shares of its Common Stock, $.03 par value (the "Shares"), at $2.875 per Share net in cash.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the assigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be tendered:


                          Shares*
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                                       Signature(s)

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Dated:                   ,  1996.
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                                       Please print name(s) and address(es) here

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.